Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES THIRD QUARTER FISCAL 2013 RESULTS

Vancouver, Canada – December 12, 2013 – lululemon athletica inc. [NASDAQ:LULU] today announced financial results for the third quarter ended November 3, 2013.

For the thirteen weeks ended November 3, 2013:

•	Net revenue for the quarter increased 20% to $379.9 million from $316.5 million in the third quarter of fiscal 2012.

•	Comparable stores sales for the third quarter increased by 5% on a constant dollar basis.

•
Direct to consumer revenue increased 37% to $62.0 million, or 16.3% of total Company revenues, in the third quarter of fiscal 2013, an increase from 14.3% of total Company revenues in the third quarter of fiscal 2012.

•	Gross profit for the quarter increased 17% to $204.6 million, and as a percentage of net revenue gross profit decreased to 53.9% for the quarter from 55.4% in the third quarter of fiscal 2012.

•	Income from operations for the quarter increased 14.6% to $92.3 million, and as a percentage of net revenue was 24.3% compared to 25.5% of net revenue in the third quarter of fiscal 2012.

•	The tax rate for the quarter was 29.5% compared to 30.1% a year ago.

•
Diluted earnings per share for the quarter were $0.45 on net income of $66.1 million, compared to diluted earnings per share of $0.39 on net income of $57.3 million in the third quarter of fiscal 2012.

For the thirty-nine weeks ended November 3, 2013:

•	Net revenue for the first three quarters of fiscal 2013 increased 21% to $1,070.2 million from $884.9 million in the same period of fiscal 2012.

•	Comparable stores sales for the first three quarters of fiscal 2013 increased by 7% on a constant dollar basis.

•
Direct to consumer revenue increased 39% to $165.3 million, or 15.5% of total company revenues, in the first three quarters of fiscal 2013, an increase from 13.4% of total company revenues in the first three quarters of fiscal 2012.

•
Gross profit for the first three quarters of fiscal 2013 increased 15% to $561.3 million, and as a percentage of net revenue gross profit was 52.4% for the first three quarters as compared to 55.2% in the same period of fiscal 2012.

•
Income from operations for the first three quarters of fiscal 2013 increased 6% to $237.2 million, and as a percentage of net revenue was 22.2% as compared to 25.3% of net revenue in the same period of fiscal 2012.

•	The effective tax rate for the first three quarters of fiscal 2013 was 29.7% compared to 28.7% a year ago.

•
Diluted earnings per share for the first three quarters of fiscal 2013 were $1.16 on net income of $169.9 million, compared to diluted earnings per share of $1.11 on net income of $161.2 million the same period of fiscal 2012.

The Company ended the third quarter of fiscal 2013 with $600.7 million in cash and cash equivalents compared to $439.4 million at the end of the third quarter of fiscal 2012. Inventory at the end of the third quarter of fiscal 2013 totaled $206.2 million compared to $164.7 million at the end of the third quarter of fiscal 2012. The Company ended the quarter with 247 stores in North America and Australia.
Christine Day, lululemon's CEO, stated: "We are proud of our third quarter results, with sales in line with our expectation and earnings ahead of our guidance and rebounding to a double digit growth rate." Ms. Day continued: "This so far has been a year of challenges, learning, and growth for lululemon, and while our outlook for the fourth quarter is being impacted by both macro and execution issues, I believe that the investments we are making in the business combined with the team in place create a strong platform for growth in the years ahead."
Updated Outlook
For the fourth quarter of fiscal 2013, we expect net revenue to be in the range of $535 million to $540 million based on flat comparable-store sales on a constant-dollar basis. Diluted earnings per share are expected to be in the range of $0.78 to $0.80 for the quarter. This assumes 146.0 million diluted weighted-average shares outstanding and a tax rate of 30.0%.

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For the full fiscal 2013, we now expect net revenue to be in the range of $1.605 billion to $1.610 billion and diluted earnings per share are expected to be in the range of $1.94 to $1.96 for the full year. This assumes 146.0 million diluted weighted-average shares outstanding and a tax rate of 30.0%.
Conference Call Information
A conference call to discuss third quarter results is scheduled for today, December 12, 2013, at 9:00 a.m. EST. Those interested in participating in the call are invited to dial 1-877-303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU) is a yoga-inspired athletic apparel company that creates components for people to live long, healthy and fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measure
Constant-dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, is not a United States Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide constant-dollar net revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-by-quarter basis of changes in foreign exchange rates, which are not under management’s direct control. We believe that disclosing net revenue changes on a constant-dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, please see the table captioned “Reconciliation of Non-GAAP Financial Measure – Constant dollar changes” included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding the effect of shipments of products that fail to comply with our technical specifications or that fail to conform to our quality control standards, the duration of any shortage of products available for sale in our stores or for delivery to guests or our ability to obtain replacement products in a timely manner, any expected loss of net revenue resulting from the inability to sell those products and related increased administrative and shipping costs, and our future financial condition or results of operations. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “outlook,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; negative publicity regarding any of our products or our the production methods of any of our suppliers or manufacturers; the effects of shipments of products that fail to comply with our technical specifications or that fail to conform to our quality standards; the effects of a shortage of products available for sale in our stores or for delivery to guests; an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our inability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our inability to accurately forecast customer demand for our products; our inability to manage our growth and the increased complexity of our business effectively; the fluctuating costs of raw materials; our highly competitive market and increasing competition; an unforeseen disruption of our information systems; our inability to deliver our products to the market and to meet customer expectations due to problems with our

Creating components for people to live long, healthy and fun lives distribution system; our inability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in China; our inability to successfully open new store locations in a timely manner; our failure to maintain the value and reputation of our brand; our failure to comply with laws related to our human resources policies or other procedures; our failure to comply with trade and other regulations; our search for a new CEO and the possibility of losing the services of other key personnel; our competitors manufacturing and selling products based on our fabrics and manufacturing technology at lower prices than we can; our failure to protect our intellectual property rights; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Joseph Teklits/Jean Fontana ICR, Inc. 203-682-8200	Media Contact: Alecia Pulman ICR, Inc. 203-682-8224

Creating components for people to live long, healthy and fun lives lululemon athletica inc.
Condensed Consolidated Statements of Operations
Expressed in thousands, except per share amounts

	Thirteen Weeks Ended November 3, 2013	Thirteen Weeks Ended October 28, 2012	Thirty-Nine Weeks Ended November 3, 2013	Thirty-Nine Weeks Ended October 28, 2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue	$379,900	$316,537	$1,070,195	$884,869
Costs of goods sold	175,294	141,237	508,909	396,550
Gross profit	204,606	175,300	561,286	488,319
As a percent of net revenue	53.9%	55.4%	52.4%	55.2%
Selling, general and administrative expenses	112,270	94,689	324,075	264,455
As a percent of net revenue	29.6%	29.9%	30.2%	29.9%
Income from operations	92,336	80,611	237,211	223,864
As a percent of net revenue	24.3%	25.5%	22.2%	25.3%
Other income (expense), net	1,453	1,424	4,249	3,500
Income before provision for income taxes	93,789	82,035	241,460	227,364
Provision for income taxes	27,678	24,655	71,605	65,308
Net income	66,111	57,380	169,855	162,056
Net income attributable to non-controlling interest	—	64	—	875
Net income attributable to lululemon athletica inc.	$66,111	$57,316	$169,855	$161,181
Basic earnings per share	$0.46	$0.40	$1.17	$1.12
Diluted earnings per share	$0.45	$0.39	$1.16	$1.11
Basic weighted-average shares outstanding	145,120	144,057	144,806	143,903
Diluted weighted-average shares outstanding	146,014	145,748	145,967	145,750

Creating components for people to live long, healthy and fun lives lululemon athletica inc.
Condensed Consolidated Balance Sheets
Expressed in thousands

	November 3, 2013	February 3, 2013
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$600,745	$590,179
Inventories	206,154	155,222
Other current assets	73,692	41,652
Total current assets	880,591	787,053
Property and equipment, net	243,626	214,639
Goodwill and intangible assets, net	28,991	30,201
Deferred income taxes and other non-current assets	21,346	19,185
Total assets	$1,174,554	$1,051,078
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,783	$1,045
Other current liabilities	88,840	92,675
Income taxes payable	991	39,637
Total current liabilities	94,614	133,357
Non-current liabilities	37,180	30,422
Stockholders’ equity	1,042,760	887,299
Total liabilities and stockholders’ equity	$1,174,554	$1,051,078

Creating components for people to live long, healthy and fun lives lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Expressed in thousands

	Thirty-Nine Weeks Ended November 3, 2013	Thirty-Nine Weeks Ended October 28, 2012
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$169,855	$162,056
Items not affecting cash	61,039	36,342
Other, including net changes in other non-cash balances	(136,088)	(85,158)
Net cash provided by operating activities	94,806	113,240
Net cash used in investing activities	(71,945)	(72,041)
Net cash provided by (used in) financing activities	8,654	(11,863)
Effect of exchange rate changes on cash	(20,949)	650
Increase in cash and cash equivalents	10,566	29,986
Cash and cash equivalents, beginning of period	$590,179	$409,437
Cash and cash equivalents, end of period	$600,745	$439,423

Creating components for people to live long, healthy and fun lives lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measure
Constant-dollar changes
(unaudited)

	Thirteen Weeks Ended November 3, 2013	Thirteen Weeks Ended October 28, 2012
	% Change	% Change
Comparable-store sales (GAAP)	2%	18%
Adjustments due to foreign exchange rate changes	3%	—%
Comparable-store sales in constant dollars	5%	18%

Creating components for people to live long, healthy and fun lives lululemon athletica inc.
Store Count and Square Footage1
Thirty-Nine Weeks Ended November 3, 2013
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter[2]	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter	211	8	1	218
2nd Quarter	218	8	—	226
3rd Quarter	226	22	1	247

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2,3]	Gross Square Feet Lost During the Quarter[3]	Total Gross Square Feet at the End of the Quarter
1st Quarter	602	27	2	627
2nd Quarter	627	27	—	654
3rd Quarter	654	66	2	718

[1]Store count and square footage summary includes corporate-owned stores which are branded lululemon athletica and ivivva athletica.
[2]Number of stores opened during the quarter that are branded lululemon athletica and ivivva athletica.
[3]Gross square feet added/lost during the quarter includes net square foot additions for corporate-owned stores which have been renovated or relocated in the quarter.

Creating components for people to live long, healthy and fun lives